Exhibit 10.9

Share Exchange Agreement

Transferor (Party A): Wenzhou Xibolun Fluid Equipment Factory

Transferee (Party B): Yuanshun Shao

According to the resolution of the shareholders’ meeting of Wenzhou Xibolun Fluid Equipment Co., Limited on March 8, 2006, Party A and Party B agreed to reach following share exchange agreement on March 8, 2006.

1.	Party A voluntarily transfers 10% of shares in Wenzhou Xibolun Fluid Equipment Co., Limited, Ltd. in value of RMB 100,000 to Party B.

2.	The consideration of share transfer will be delivered out of book within 30 days after the approval of the industry and commerce bureau.

3.	After the share transfer, Party A will no long possess any right and obligation regarding Wenzhou Xibolun Fluid Equipment Co., Limited which will be possessed by Party B.

4.	Dispute resolution: Any dispute shall be resolved by the court.

5.	This agreement is effective after both parties sign it. It has 4 originals, with Party A and Party B each holding one copy, the industry and commerce bureau holding one copy, and Wenzhou Xibolun Fluid Equipment Co., Limited holding one copy for record.

Party A: /s/ Wenzhou Xibolun Fluid Equipment Factory

Party B: /s/ Yuanshun Shao

2006-3-8